CERTIFICATE OF AMENDMENT OF
                         ARTICLES OF INCORPORATION
                         (After Issuance of Stock)

                             URBANA.CA, INC.

We the undersigned DAVID M. GROVES and ROBERT S. TYSON OF
URBANA.CA, INC. do hereby certify:

That the Board of Directors of said corporation as a meeting duly convened, held on the 7th day of June, 1999, adopted a resolution to amend the original articles as follows:

Article 4(1) is hereby amended to read as follows:

Fourth:  Capital Stock

1. Classes and Number of Shares: The total number of shares of all classes of stock which the corporation shall have the authority to issue is Eighty Million (80,000,000), consisting of Seventy Million (70,000,000) shares of Common Stock, par value $0.001 (the "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, which has a par value of $0.001 (the "Preferred Stock").

The number of shares of the corporation outstanding and entitled to vote on this amendment to the Articles of Incorporation is 10,366,350, that said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/  David M. Groves
DAVID M. GROVES, President


/s/  Robert S. Tyson
ROBERT S. TYSON, Secretary